UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

Montage Resources Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36511	46-4812998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 West John Carpenter Freeway, Suite 300 Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (469) 444-1647

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	MR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 28, 2020, the Compensation Committee of the Board of Directors of Montage Resources Corporation (the “Company”) granted restricted stock units and performance units under the Company’s 2019 Long-Term Incentive Plan (the “Plan”) to John K. Reinhart, the Company’s President and Chief Executive Officer, and Michael L. Hodges, the Company’s Executive Vice President and Chief Financial Officer.  Mr. Reinhart and Mr. Hodges received 78,469 and 34,833 restricted stock units and 235,406 and 104,500 performance units, respectively.

Each restricted stock unit granted to Mr. Reinhart and Mr. Hodges represents an unfunded and unsecured right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), on and subject to the terms and conditions of the underlying Restricted Stock Unit Award Agreement. The restricted stock units granted to Messrs. Reinhart and Hodges vest in three equal annual installments on May 28, 2021, May 28, 2022 and May 28, 2023, provided the recipient is continuously employed by the Company or a subsidiary from the date of grant through the applicable vesting date, and subject to accelerated vesting (i) under certain circumstances in the event of a change in control of the Company, (ii) upon the termination of the recipient’s employment due to his death or disability, (iii) upon the recipient’s involuntary termination of employment without cause or (iv) upon the recipient’s voluntary termination of employment for good reason. Subject to the terms and conditions of the Restricted Stock Unit Award Agreement, the Company shall issue one share of Common Stock to the recipient as soon as practicable following the date on which the underlying restricted stock unit vests.

Each performance unit granted to Mr. Reinhart and Mr. Hodges represents an unfunded and unsecured right to receive one share of Common Stock (or cash equal to the Fair Market Value or the Change of Control Closing Value (as such terms are defined in the underlying Performance Unit Award Agreement) thereof, as applicable), on and subject to the terms and conditions of the Performance Unit Award Agreement. The recipient’s right to receive Common Stock (or cash) in respect of the performance units is generally contingent upon (i) the achievement of the performance objective with respect to the performance units and (ii) the recipient’s continued employment with the Company or a subsidiary through the end of the performance period applicable to the performance units. The recipient’s right to receive Common Stock (or cash) in respect of the performance units will be accelerated (i) under certain circumstances in the event of a change in control of the Company, (ii) upon the termination of the recipient’s employment due to his death or disability, (iii) upon the recipient’s involuntary termination of employment without cause or (iv) upon the recipient’s voluntary termination of employment for good reason; provided that upon the occurrence of certain of such acceleration events, the number of shares of Common Stock (or amount of cash) to be received by the recipient in respect of his performance units is subject to adjustment as set forth in the Performance Unit Award Agreement.

The performance objective with respect to the performance units is based on the Company’s total shareholder return over the performance period applicable to the performance units. Total shareholder return means the annualized rate of return shareholders of the Company receive over the performance period through stock price changes and the assumed reinvestment of dividends paid over the performance period. The performance period applicable to the performance units is May 28, 2020 through December 31, 2022.  Achievement with respect to the performance objective shall be determined based on the Company’s total shareholder return above a baseline value of $6.00 per share (as such baseline value may be adjusted in certain circumstances).  The number of shares of Common Stock that may be deliverable (or settled in cash) pursuant to the performance units may range from 0% to 175% of the number of performance units granted based on the total shareholder return of the Company over the performance period or, in certain circumstances, range from 100% to 175% based on the Change of Control Closing Value.

The foregoing description of the restricted stock units and performance units granted to Messrs. Reinhart and Hodges is not complete and is qualified in its entirety by reference to the Plan and to the forms of Restricted Stock Unit Award Agreement and Performance Unit Award Agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Restricted Stock Unit Award Agreement for Officers and Employees (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 20, 2019).
10.2	Form of Performance Unit Award Agreement for Officers and Employees (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTAGE RESOURCES CORPORATION

Date: June 3, 2020	By:	/s/ Paul M. Johnston
	Name:	Paul M. Johnston
	Title:	Executive Vice President, General Counsel and Corporate Secretary